Free Writing Prospectus

VanEck Merk Gold Trust

2020-08-18 OUNZ NYSE WTF Interview

0001546652

Pursuant to 433/164

333-238022

Judy Shaw:

I'm Judy Shaw for What's The Fund and joining me today is Axel Merk. Axel is the President and Chief Investment Officer at Merk Investments.

Judy Shaw:

Axel, it's so great to see you. Thanks for joining me.

Axel Merk:

Great to be with you, Judy.

Judy Shaw:

Thank you. Now, a quick note to our viewers before we get started. This interview is for informational purposes only. The NYSE doesn't recommend any investments or investment strategies.

Judy Shaw:

Now, Axel, tell me. What's the fund you want to talk about today?

Axel Merk:

Today, we'll talk about the VanEck Merk Gold Trust. The ticker symbol, the NYSE ticker symbol is OUNZ. We call it ounce, but it's with a Z, OUNZ.

Judy Shaw:

Now, tell me more about this fund.

Axel Merk:

Sure. OUNZ is a physical gold ETF, and the key differentiator to the other gold ETFs out there is that investors can request delivery of the gold if, and when they want to. We're the only gold ETF with a patented delivery process.

Judy Shaw:

Okay. Now, how about the strategy? What's the strategy behind this?

Axel Merk:

Well, the strategy is to hold physical gold and, so, we hold London bars in London, like several of the other gold ETFs and, as I indicated, the key differentiator is that investors can take delivery.

Axel Merk:

And, some products may have a theoretical ability. We make it practical in the sense that most investors don't really have use for London bars in their home. And so we allow a swap into coins and bars and, through that, they can actually access the gold and we've had several hundred ounces of delivery requests including, by the way, during COVID, during the lockdown.

Judy Shaw:

Can you expand on this?

Axel Merk:

Well, certainly. So, so, first of all, most investors of course, they buy and hold the ETF and the reason is very clear. If you like physical gold, you can hold a coin under your pillow or wherever you want to have it, but the moment you have a little larger quantity, the question is where to hold it or if you hold it on behalf of a client and what to do. And so, having it professionally secured is a good option.

Axel Merk:

Now, many people would like to have access to their gold and with other gold ETFs, if you want to access the gold, you have to sell your old ETF and then potentially pay taxes and then take delivery. Then buy a coin somewhere.

Axel Merk:

And what you can do with, with OUNZ is that when you buy OUNZ, it's a grantor trust, which means you own the underlying gold, which also means taking delivery in itself is not a taxable event. Obviously, if you take it out of retirement account, it's a distribution but if you take delivery, you're just taking delivery of what you already own.

Axel Merk:

And so, what that means is that if the shares have appreciated and you take delivery. Well, you just take delivery. Now, one day, if you dispose of the coin, obviously you should pay your taxes, but that's not for us to check. That's your concern. And so, what we allow is we allow a swap into the most common of coins, the American Gold Eagles, Maples and whatever it may be and the entire process, obviously we have disclaimers in our prospectus that there could be certain delays but typically we get a delivery request on a Tuesday, a submission and we can deliver the gold on a Friday. And so, we have a process in which that happens. And, and so, it's the optionality that investors appreciate.

Judy Shaw:

All right. Wonderful. Now, finally, can you tell me where our viewers can learn more about this fund?

Axel Merk:

Yeah. So, one place is merkgold.com. That's M-E-R-K-G-O-L-D dot com. There's a lot of information there. One of the pieces of information you have there, there's a calculator that tells you how many ounces of gold are contained in the shares that you own. Also, there is an online process for what we call a delivery application to access the gold. If you want to have it and the key goal is to line everything up.

Axel Merk:

So, you fill out the application online. We then approve it. There is a fee. You have to pay the premium that the coins are referring to and then we don't charge for delivery within the US, but you do have to pay the premium and then we preapprove it and then you can submit the shares.

Axel Merk:

And so, obviously, many people have question on that. You can do that online. The goal is that it's easy and one of the things to make it easy is we have a service center that's there on standby to help anybody with that because most people don't take gold deliveries every day and so when they do it, they do appreciate the helping hand during US business hours and whatnot.

Axel Merk:

And one of the important things, as I mentioned earlier, is we have a patent on the delivery process and what's unique about our process is that our process is scalable. We don't have to do an anti-money laundering check on the person taking delivery. We piggyback on the relationship the investor has with the advisor or the broker.

Axel Merk:

And so, with that, if we were to have several requests at the same time and during COVID lockdown, we did have several, it is much easier to facilitate delivery because we don't have to ask for the passport and the utility bill or anything of that sort. We just get it done. The process simply works.

Axel Merk:

And so, that's appreciated by many investors but for the most part, of course, yes, we track the price of gold. We do facilitate deliveries. We, of course, have the audits, internal control audits, physical audits. We, as the sponsor, by the way, visit the vault once in a while as well. And so it's yet another way to a gold ... of course, we think it's the superior product out there, but, of course, investors may want to do their own research and read the prospectus and look on the website and so forth.

Judy Shaw:

Great. Axel, it's been great to talk with you. Thanks for joining me on What's the Fund.

Axel Merk:

My pleasure.

***

The issuer has filed a registration statement with the SEC for offering to which this communication relates. Before you invest, you should read the prospectus and other documents.